Exhibit 12

                             CARNIVAL CORPORATION & PLC
                       Ratio of Earnings to Fixed Charges
                          (in millions, except ratios)

                                                    Three Months
                                                 Ended February 28,
                                                 ------------------
                                                  2006        2005
                                                  ----        ----

Net income                                       $ 280       $ 345
Income tax expense (benefit), net                   14          (3)
                                                 -----       -----
Income before income taxes                         294         342
                                                 -----       -----

Fixed charges
  Interest expense, net                             76          86
  Interest portion of rent expense(a)                4           4
  Capitalized interest                               8           5
                                                 -----       -----

Total fixed charges                                 88          95
                                                 -----       -----

Fixed charges not affecting earnings
    Capitalized interest                            (8)         (5)
                                                 -----       -----

Earnings before fixed charges                    $ 374       $ 432
                                                 =====       =====

Ratio of earnings to fixed charges                 4.3x        4.5x
                                                 =====       =====

(a) Represents one-third of rent expense, which we believe to be representative of the interest portion of rent expense.